EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder of
Ascent Entertainment Group, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-3, of LodgeNet Entertainment Corporation, relating to the offering of 1,000,000 shares of common stock, of our report dated March 23, 2007, with respect to the consolidated balance sheets of Ascent Entertainment Group, Inc. (an indirect, wholly-owned subsidiary of Liberty Media Corporation) and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the current report on Form 8-K/A of LodgeNet Entertainment Corporation filed June 18, 2007 and to the reference to our firm under the heading “Experts” in this registration statement.
/s/ KPMG LLP
KPMG LLP
Denver, Colorado
October 4, 2007